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                                                                   Exhibit 10.33

October 2, 2006

James Richardson

Dear James:

     On behalf of Isilon Systems, Inc., (the "Company"), we are pleased to offer you a position as a member of the Company's Board of Directors (the "Board"). We, along with the other members of the Board, are very impressed with your credentials and we look forward to your contributions toward our future success.

     Your opportunity with the Company will be effective on a date to be mutually agreed upon and include the details as described below:

TIME COMMITMENT

     - The draft 2007 meeting schedule is attached for your review and currently comprises the following; five days for board meetings which includes executive committee (all non-management Board members) meetings in the morning and the Board meeting in the afternoon. In addition, the Nominating and Governance Committee plans to meet the morning of the Board meeting. The Compensation Committee intends to meet twice a year and the Audit Committee a minimum of four times per year (dates yet to be scheduled). The Audit Committee will schedule four of their meetings around the Board meetings.

     - Your service on any of Isilon's Board Committees will be by mutual agreement. We suggest a conversation between you and Bill Ruckelshaus to determine what will work best for both parties.

COMPENSATION

     - INITIAL OPTION GRANT. In connection with the commencement of your Board position, the Company will recommend that the Board grant you an option to purchase 400,000 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (which will be the date your Board position commences) and the remaining shares will vest monthly thereafter at the rate of 1/48 of the total

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Mr. Richardson
October 2, 2006
Page 2


          number of shares per month. Vesting will, of course, depend on your continued Board position with the Company. The option will be a nonstatutory stock option and will be subject to the terms of the Company's Amended and Restated 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

     - SUBSEQUENT OPTION GRANTS. At the discretion of the Company's Board, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of such grant.

     - CASH. At this time, there is no cash compensation for this role. We are in the process of reviewing Non Employee Director Compensation with the Compensation Committee, which may result in some change. Should the compensation plan be adopted by the Board, you would, of course, be treated like other Non Employee Directors.

ACCEPTANCE

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours,


/s/ Steve Goldman                       /s/ William D. Ruckelshaus
-------------------------------------   ----------------------------------------
Steve Goldman                           William D. Ruckelshaus
President, CEO                          Chairman of the Board


ACCEPTED AND AGREED:


/s/ James Richardson
-------------------------------------
Signature

10/8/2006
Date

Enclosure: 2007 Board Schedule